Exhibit 99.1

CONTACT:

Steve Martens, VP Investor Relations

Molex Incorporated

630-527-4344

For Immediate Release

MOLEX REPORTS FISCAL 2012 SECOND QUARTER RESULTS

Lisle, Ill., USA – January 25, 2012 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its second quarter ended December 31, 2011.

	Three Months Ended
USD millions, except per share data	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010
Net revenue	$857.6	$936.0	$901.5
Net income	64.0	80.5	78.3
Earnings per share	0.36	0.46	0.45

Revenue for the December 2011 quarter was $857.6 million, down 8.4% from the September 2011 quarter and 4.9% from the December 2010 quarter. The impact of the floods in Thailand reduced revenue in the December quarter by approximately $15 million. Revenue in local currencies declined 7.8% from the September 2011 quarter and 6.6% from the December 2010 quarter. Net income for the December 2011 quarter was $64.0 million or $0.36 per share, compared with net income of $80.5 million or $0.46 per share for the September 2011 quarter and net income of $78.3 million or $0.45 per share for the December 2010 quarter. In the December 2011 quarter, we recorded a one-time charge for additional income tax expense of $2.7 million ($0.02 per share). This charge reflects the cumulative effect of a reduction in future tax benefits from deferred tax assets in Japan resulting from a decrease in the Japanese statutory corporate tax rate enacted in November 2011.

“We continue to be optimistic about the future as our new product pipeline is quite strong and long-term growth opportunities remain healthy,” commented Martin P. Slark, Molex’s Chief Executive Officer. “The uncertain economic environment coupled with the disruption from the floods in Thailand, however, made the December quarter challenging from a booking and revenue perspective. We are pleased with our cost control, cash flow and resulting margins and are encouraged by improvements in recent booking trends. During the quarter we completed the purchase of Temp-Flex Cable, Inc., a specialty wire and cable company. Temp-Flex increases our presence in the medical market and will complement our high performance cable business.”

Other financial highlights for the quarter ended December 31, 2011:

•	Gross profit margin was 30.7%, compared with 30.1% in the December 2010 quarter and 31.3% in the September 2011 quarter.

•	SG&A expense was $163.1 million, compared with $159.0 million in the December 2010 quarter and $169.2 million in the September 2011 quarter.

•	Capital expenditures were $52.3 million or 6.1% of revenue.

•	Depreciation and amortization was $59.9 million or 7.0% of revenue.

•	Backlog was $346.3 million, a decrease of $40.9 million or 10.6% from the September 2011 quarter.

•	The book-to-bill ratio was 0.95 to 1.

•	Inventory days outstanding was 91 days compared with 87 days in the December 2010 quarter and 84 days in the September 2011 quarter.

•	Accounts receivable days outstanding was 71 days compared with 73 days in the December 2010 quarter and 69 days in the September 2011 quarter.

•	Cash flow from operations was $141.0 million.

•	The effective tax rate was 33.7%. Excluding the impact of the adjustment for deferred tax assets in Japan, the effective tax rate was 30.9%.

Outlook

Based upon current order rates, backlog and normal seasonality, the Company estimates revenue in a range of $830 to $860 million for the March 2012 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.32 to $0.36 assuming constant foreign currency rates and commodity prices and an effective tax rate of 32%.

Earnings Conference Call Information

A conference call will be held on Wednesday, January 25, 2012 at 8:30 am central time. Please dial (888) 679-8038 to participate in the call. International callers should dial (617) 213-4850. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 82556528. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 10:30 am central time at (888) 286-8010 or (617) 801-6888 / pass code 34557282.

Other Investor Events

Feb. 14, 2012 – Goldman Sachs Technology and Internet Conference 2012 in San Francisco, CA

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” “potential,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; natural disasters; the financial condition of our customers; labor cost increases; and the ability to realize cost savings from cost reduction initiatives, the outcome of legal proceedings and losses resulting from unauthorized activities in Molex Japan.

Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2011, and the Form 10-Q for the quarter ended September 30, 2011, which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Molex Incorporated is a 73-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 40 manufacturing locations in 16 countries. The Molex website is www.molex.com.

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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

	Dec. 31, 2011	June 30, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$607,336	$532,599
Marketable securities	11,230	13,947
Accounts receivable, less allowances of $38,525 and $42,297 respectively	708,197	811,449
Inventories	552,264	535,953
Deferred income taxes	130,759	129,158
Other current assets	39,084	32,239

Total current assets	2,048,870	2,055,345
Property, plant and equipment, net	1,135,735	1,168,448
Goodwill	166,409	149,452
Non-current deferred income taxes	37,273	38,178
Other assets	181,831	186,429

Total assets	$3,570,118	$3,597,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$127,631	$119,764
Accounts payable	317,103	359,812
Accrued expenses:
Accrual for unauthorized activities in Japan	188,601	182,460
Income taxes payable	27,672	2,383
Other	215,233	217,628

Total current liabilities	876,240	882,047
Other non-current liabilities	20,538	23,879
Accrued pension and postretirement benefits	93,056	100,866
Long-term debt	196,671	222,794

Total liabilities	1,186,505	1,229,586

Commitments and contingencies
Total stockholders’ equity	2,383,613	2,368,266

Total liabilities and stockholders’ equity	$3,570,118	$3,597,852

Molex Incorporated

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Net revenue	$857,598	$901,465	$1,793,583	$1,799,137
Cost of sales	594,661	630,420	1,237,918	1,253,016

Gross profit	262,937	271,045	555,665	546,121

Selling, general and administrative	163,073	159,044	332,298	316,100
Unauthorized activities in Japan	2,723	2,713	5,645	8,255

Total operating expenses	165,796	161,757	337,943	324,355

Income from operations	97,141	109,288	217,722	221,766
Interest (expense) income, net	(2,094)	(1,788)	(3,485)	(3,123)
Other income	1,482	4,792	1,758	4,441

Total other (expense) income, net	(612)	3,004	(1,727)	1,318

Income before income taxes	96,529	112,292	215,995	223,084
Income taxes	32,513	34,009	71,462	69,697

Net income	$64,016	$78,283	$144,533	$153,387

Earnings per share:
Basic	$0.36	$0.45	$0.82	$0.88
Diluted	$0.36	$0.45	$0.82	$0.88
Dividends declared per share	$0.2000	$0.1750	$0.4000	$0.3275
Average common shares outstanding:
Basic	175,830	174,664	175,656	174,510
Diluted	176,985	175,556	176,778	175,329

Molex Incorporated

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended December 31,
	2011	2010
Operating activities:
Net income	$144,533	$153,387
Add non-cash items included in net income:
Depreciation and amortization	121,174	120,804
Share-based compensation	11,402	11,460
Other non-cash items	5,213	7,275
Changes in assets and liabilities:
Accounts receivable	94,400	3,221
Inventories	(26,442)	(67,631)
Accounts payable	(40,976)	(36,945)
Other current assets and liabilities	(7,183)	(11,280)
Other assets and liabilities	(10,608)	2,184

Cash provided from operating activities	291,513	182,475
Investing activities:
Capital expenditures	(95,055)	(132,728)
Acquisitions	(24,000)	—
Proceeds from sales of property, plant and equipment	2,202	1,400
Proceeds from sales or maturities of marketable securities	6,553	5,203
Purchases of marketable securities	(4,787)	(3,612)

Cash used for investing activities	(115,087)	(129,737)
Financing activities:
Proceeds from revolving credit facility	75,000	50,000
Payments on revolving credit facility	(220,000)	(15,000)
Payments on short-term loans	(27,389)	(11,479)
Proceeds from issuance of long-term debt	150,000	—
Payments of long-term debt	(287)	(24,572)
Cash dividends paid	(70,186)	(53,186)
Exercise of stock options	2,630	1,820
Other financing activities	(2,087)	(1,954)

Cash used for financing activities	(92,319)	(54,371)
Effect of exchange rate changes on cash	(9,370)	17,671

Net increase in cash and cash equivalents	74,737	16,038
Cash and cash equivalents, beginning of period	532,599	376,352

Cash and cash equivalents, end of period	$607,336	$392,390